Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE OFFICERS

ESTABLISH RULE 10B5-1 TRADING PLANS

TO PURCHASE COMPANY STOCK

NOVEMBER 24, 2008 - DALLAS, TEXAS – Reddy Ice Holdings, Inc. (NYSE:FRZ) announced today that certain officers of the company have established pre-arranged personal stock trading plans with brokerage firms under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Rule 10b5-1 enables securities holders to adopt pre-arranged stock trading plans for the purchase or sale of predetermined amounts of securities on a non-discretionary basis.

The individuals participating in the plans will purchase shares.  These plans may have the effect of spreading stock trades over an extended period of time, thereby reducing market impact.

Among others, the following officers have elected to enter into Rule 10b5-1 stock trading plans on November 21, 2008:

•                                          Gilbert M. Cassagne - President, Chief Executive Officer and Director;

•                                          Steven J. Janusek - Executive Vice President, Chief Financial Officer and Secretary; and

•                                          Paul D. Smith - Executive Vice President and Chief Operating Officer.

The stock trading plans of Messrs. Cassagne and Janusek will terminate on November 26, 2009 and the stock trading plan of Mr. Smith will terminate on May 22, 2009.  Purchases of shares pursuant to the stock trading plans will be reported through Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the company does not report stock trading plans by other company officers or directors, or modifications, transactions or other activities under any previously announced plan.

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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